March 25, 1996


Securities and Exchange Commission
450 5th Street, NW
Judiciary Plaza
Washington, DC  20549

Gentlemen:

Pursuant to the General Instructions to Form 10-K, please be advised that the financial statements contained in the 1995 Form 10-K of Carolina Power & Light Company do not reflect any changes from the preceding year in accounting principles or practices or in the method of applying any such principles or practices.

                                Sincerely yours,

                                /s/ Mark F. Mulhern,
                                Vice President - Accounting
                                and Controller